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SUPPLEMENT TO THE PROSPECTUS

APCOA/STANDARD PARKING, INC.

OFFER TO EXCHANGE ALL 14% SENIOR SUBORDINATED SECOND LIEN NOTES DUE 2006

FOR

$60,298,900 OF 14% SENIOR SUBORDINATED SECOND LIEN NOTES DUE 2006,
WHICH HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933

        This prospectus supplement amends the prospectus of APCOA/Standard Parking, Inc. ("we," "us" or the "Company") dated June 28, 2002. The amount of 14% Senior Subordinated Second Lien Notes to be exchanged for 14% Senior Subordinated Second Lien Notes that have been registered under the Securities Act of 1933, as amended, will be up to $60,298,900, rather than the amount in the prospectus. This change occurs on the front cover, the back cover and page 3 of the prospectus, and on the first page of the accompanying letter of transmittal.

        The prospectus and the accompanying letter of transmittal relate to the proposed offer by us to exchange up to $60,298,900 in aggregate principal amount of our registered notes for our outstanding unregistered notes (including unregistered notes paid as interest on unregistered notes). We sometimes refer to the unregistered notes and the registered notes collectively as the notes. You should read the prospectus for more information about our exchange offer.

Material terms of the exchange offer:

The Registered Notes

  •
  The notes mature on December 15, 2006 and bear interest at the rate of 14% per annum, payable semi-annually in a combination of cash and additional notes in arrears on June 15 and December 15, commencing on June 15, 2002. Interest in the amount of 10% per annum will be paid in cash, and interest in the amount of 4% per annum will be paid in additional registered notes. At maturity, holders will receive 105% of the principal amount of the notes.

  •
  The notes are secured by a second priority lien on substantially all of our assets and are fully and unconditionally guaranteed on a senior subordinated basis by all of our subsidiaries with material operations.

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  The terms of the registered notes we will issue in the exchange offer will be substantially identical to the terms of the unregistered notes, except that transfer restrictions and registration rights relating to the restricted notes will not apply to the registered notes.

The Exchange Offer

  •
  The exchange offer expires at 5:00 p.m., New York City time, August 9, 2002, unless we extend it.

  •
  All unregistered notes that are validly tendered in the exchange offer and not withdrawn will be exchanged.

  •
  Tenders of unregistered notes may be withdrawn at any time before the expiration of the exchange offer.

  •
  Any unregistered notes not validly tendered will remain subject to existing transfer restrictions.

  •
  There is no public market for the notes. We do not intend to have the notes listed on any securities exchange or quoted on any quotation system.

  •
  The exchange of unregistered notes for registered notes will not be a taxable transaction for U.S. federal income tax purposes, but you should see the discussion under the heading "Certain U.S. Federal Income Tax Considerations" on page 119 of the prospectus for more information.

  •
  We will not receive any proceeds from the exchange offer and we will pay the expenses of the exchange offer.

        Investing in the registered notes involves risks. See "Risk Factors" beginning on page 12 of the prospectus for a discussion of certain factors that you should consider in connection with this exchange offer and an investment in the notes.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or the accuracy of the prospectus. Any representation to the contrary is a criminal offense.

        Each broker-dealer that receives new securities pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new securities. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. If the broker-dealer acquired the old securities as a result of market making or other trading activities, such broker-dealer may use the prospectus for the exchange offer, as supplemented or amended, in connection with resales of new securities. We agreed that, for a period of 180 days after the expiration date, we will make the prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution" in the prospectus.

The date of this prospectus supplement is July 8, 2002.

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SUPPLEMENT TO THE PROSPECTUS
The Registered Notes
The Exchange Offer